Exhibit 10.125

VG LIFE SCIENCES, INC.

CONVERTIBLE PROMISSORY NOTE

THIS CONVERTIBLE PROMISSORY NOTE (“Note”) is issued as of March 1, 2014 (the “Original Issue Date”), by VG Life Sciences, Inc., a Delaware corporation (the “Company”), in an aggregate principal amount of $30,000.00.

Terms not otherwise defined herein shall have the meanings given in Section 6 below.

FOR VALUE RECEIVED, which shall be the substitution of this Convertible Promissory Note for the Unsecured Convertible Debenture in the amount of Thirty Thousand Dollars ($30,000.00) issued to Mr. Ken Kopf. (the “Holder”) on August 12, 2012, the Company promises to pay to the Holder, the principal sum of Thirty Thousand Dollars ($30,000.00), on or before September 15, 2015 (the “Maturity Date”) and to pay interest to the Holder on the principal sum, at the rate per annum of eight percent (8%). Interest shall accrue daily commencing on the Original Issue Date until payment in full of the principal sum, together with all accrued and unpaid interest, has been made or duly provided for. Interest shall be calculated on the basis of a 360-day year. Interest hereunder will be due and payable at the Maturity Date, to the person in whose name this Note is registered on the records of the Company (the “Note Register”). The principal of, and interest on, this Note are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, at the address of the Holder last appearing on the Note Register. A transfer of the right to receive principal and interest under this Note shall be transferable only through an appropriate entry in the Note Register as provided herein.

This Note is subject to the following additional provisions, which replace in every respect the terms and provisions of the aforementioned Unsecured Convertible Debenture:

Section 1. Convertible Note and Warrant Purchase Agreement. This Note is issued pursuant to that certain Convertible Note and Warrant Purchase Agreement (the “Agreement”) between the Company and Holder dated as of March 1, 2014. This Note is subject to, and qualified by, all the terms and conditions set forth in the Agreement.

Section 2. Events of Default.

Section 2.1 Events of Default Defined; Acceleration of Maturity. If an Event of Default (as defined in the Agreement) has occurred then upon the occurrence of any such Event of Default, the Holder may, by notice to the Company, declare the unpaid principal amount of the Notes to be, and the same shall forthwith become, due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company, together with the interest accrued thereon and all other amounts payable by the Company hereunder and pursue all of Holder’s rights and remedies hereunder and under the other Loan Documents and all other remedies available to Holder under applicable law.

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Section 3. Optional Conversion.

(a) The outstanding principal and all accrued and unpaid interest of this Note shall be convertible, at the option of the Holder, into shares of common stock of the Company (“Common Stock”) at the Conversion Ratio, at the option of the Holder, in four equal tranches (25% each) on the following dates: December 15, 2014, March 15, 2015, June 15, 2015, and September 15, 2015. Further, the Holder also has the right to convert at the Conversion Ratio at any time prior to September 15, 2015, except that any lock-up restrictions will remain in effect. Any conversion under this Section 3(a) shall be of a minimum amount of US $5,000 of Notes. The Holder shall effect conversions by surrendering the Notes (or such portions thereof) to be converted to the Company, together with the form of conversion notice attached hereto as Exhibit A (the “Conversion Notice”) in the manner set forth in Section 3(h). Each Conversion Notice shall specify the principal amount of Notes to be converted and the date on which such conversion is to be effected (the “Conversion Date”). Subject to Section 3(b), each Conversion Notice, once given, shall be irrevocable. If the Holder is converting less than all of the principal amount represented by the Note(s) tendered by the Holder with the Conversion Notice, the Company shall promptly deliver to the Holder a new Note for such principal amount as has not been converted.

(b) Not later than ten (10) Business Days after the Conversion Date, the Company will deliver to the Holder (i) a certificate or certificates containing the restrictive legends and trading restrictions required by law, if any, representing the number of shares of Common Stock being acquired upon the conversion of Notes and (ii) Notes in principal amount equal to the principal amount of Notes not converted; provided, however that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any Notes, until Notes are either delivered for conversion to the Company or any transfer Holder for the Notes or Common Stock, or the Holder notifies the Company that such Notes have been lost, stolen or destroyed and provides a lost instrument indemnity to the Company to indemnify the Company from any loss incurred by it in connection therewith. If such certificate or certificates are not delivered by the date required under this Section 3(b), the Holder shall be entitled by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the Notes tendered for conversion.

(c)     (i) The conversion price (“Conversion Price”) for each Note in effect on any Conversion Date shall be 10% less than the lowest 3 day average during the period beginning July 16, 2013 and ending September 15, 2013, subject to adjustment as otherwise contemplated by this Section 3(c).

(ii) The Conversion Price shall be subject to adjustment as follows:

(A) In case the Company shall (i) pay a dividend in shares of its capital stock, (ii) subdivide its outstanding shares of Common Stock, (iii) combine its outstanding shares of Common Stock into a smaller number of shares, or (iv) issue by reclassification of its shares of Common Stock any shares of the Company, the Conversion Price in effect immediately prior thereto shall be adjusted so that the Holder of this Note thereafter surrendered for conversion shall be entitled to received the number of shares of Common Stock which he would have owned or have been entitled to receive after the happening of any of the events described above, had this Note been converted immediately prior to the happening of such event. Such adjustment shall be made whenever any of the events listed above shall occur. An adjustment made pursuant to this subdivision (A) shall become effective retroactively immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

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(B) If, at any time while this Note is outstanding, the Company takes any voluntary action or any event occurs as to which the foregoing subdivisions not strictly applicable, but the failure to make an adjustment in the Conversion Price hereunder would not fairly protect the rights, without dilution, represented by this Note, then the Conversion Price in effect immediately prior thereto shall be adjusted so that the Holder of this Note shall be entitled to receive the number of shares of Common Stock which he would have owned or been entitled to receive after the happening of any such action or event, had this Note been converted immediately prior to the happening of any such action or event.

(d) The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Notes as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of Notes, such number of shares of Common Stock as shall be issuable upon the conversion of the aggregate principal amount of all outstanding Notes. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.

(e) Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may, if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Conversion Price at such time.

(f) The issuance of certificates for shares of Common Stock on conversion of Notes shall be made without charge to the Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

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(g) Notes converted into Common Stock shall be canceled.

(h) Each Conversion Notice shall be given by facsimile and by mail, postage prepaid, addressed to the Chief Financial Officer of the Company of VG Life Sciences Inc. located 121 Gray Avenue, Suite 200, Santa Barbara, CA 93101. Any such notice shall be deemed given and effective upon the earliest to occur of (i) receipt of such facsimile at the facsimile telephone number specified in this Section 3(h), (ii) five days after deposit in the United States mails or (iii) upon actual receipt by the party to whom such notice is required to be given.

Section 4. Mandatory Conversion.

(a) In the event Holder has not elected to convert all of the principal and interest remaining owing under this Note on or prior to the Maturity Date, the then outstanding principal and accrued and unpaid interest amount of this Note shall, without further action by the Holder or the Company, be automatically converted in whole into that number of shares of Common Stock of the Company at the Conversion Ratio on the Maturity Date (the “Mandatory Conversion Date”).

(b) Not later than ten (10) Business Days after the Mandatory Conversion Date, the Company will deliver to the Holder a certificate or certificates containing the restrictive legends and trading restrictions required by law, if any, representing the number of shares of Common Stock being acquired upon the mandatory conversion of this Note; provided, however that the Company shall not be obligated to issue certificates evidencing the equity securities issuable upon conversion of this Note, until the Note is either delivered for conversion to the Company or any transfer Holder of the Note or Common Stock, or the Holder notifies the Company that the Note have been lost, stolen or destroyed and provides a lost instrument indemnity or bond to the Company to indemnify the Company from any loss incurred by it in connection therewith. The Company covenants and agrees that it shall comply with Sections 3(d) through (g) with respect to any mandatory conversion and such sections are incorporated by reference herein.

Section 5. Payment of Principal and Redemption.

(a) To the extent not converted in full on or prior to the Maturity Date, as contemplated herein, then the outstanding principal balance of this Note shall be due and payable in full on the Maturity Date. Prior to the Mandatory Conversion Date this Note may not be prepaid.

(b) Nothing in this Section 5 shall impair the Holder’s right to convert this Note pursuant to Section 3 prior to the Mandatory Conversion Date.

Section 6. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Business Day” shall mean any day, except a Saturday, Sunday or other day on which commercial banks in the State of California are authorized or required by law to close.

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“Conversion Ratio” means, at any time, a fraction, of which the numerator is the outstanding principal amount represented by any Note plus accrued but unpaid interest, and of which the denominator is the Conversion Price at such time.

“Original Issue Date” means the date of the first issuance of this Note regardless of the number transfers hereof.

Section 7. Stockholder Rights. This Note shall not entitle the Holder to any of the rights of a stockholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Company, unless and to the extent converted into shares of Common Stock in accordance with the terms hereof.

Section 8. Lost Note. If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed debenture, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, and indemnity or bond, if requested, all reasonably satisfactory to the Company.

Section 9. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of California, without giving effect to conflicts of laws thereof.

Section 10. Notices. All notices or other communications hereunder shall be given, and shall be deemed duly given and received, if given, in the manner set forth in Section

5(h).

Section 11. Waiver. Any waiver by the Company or the Holder a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. Any waiver must be in writing.

Section 12. Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized as of the date first above indicated.

VG LIFE SCIENCES, INC., a Delaware corporation

By: /s/ John P. Tynan
Name: John P. Tynan
Title: President

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EXHIBIT A

NOTICE OF CONVERSION

AT THE ELECTION OF HOLDER

(To be Executed by the Registered Holder in order to Convert the Note)

The undersigned hereby irrevocably elects to convert the above Note into shares of Common Stock, no par value per share (the “Common Stock”), of VG Life Sciences, Inc. (the “Company”) according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:
Date to Effect Conversion

Principal Amount of Notes to be Converted

Applicable Conversion Price

Signature

Name:

Address:

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